UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1
TO
CURRENT REPORT

Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2004

NET2PHONE, INC.

(Exact name of registrant as specified in its charter)

000-26763

(Commission File Number)

Delaware	22-3559037

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Broad Street Newark, New Jersey 07102

(Address of principal executive offices, with zip code)

(973) 438-3111

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

EXPLANATORY NOTE: The Form 8-K originally filed by Net2Phone, Inc. with the Securities and Exchange Commission on September 28, 2004 is hereby supplemented by this Amendment No. 1 to Current Report.

Item 1.01. Entry into a Material Definitive Agreement.

The information regarding our employment agreement with Liore Alroy is incorporated by reference herein to Item 5.02 below.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)	Appointment of Chief Executive Officer.

On September 28, 2004, we filed a Current Report on Form 8-K under Item 5.02 to report, among other things, that our Board of Directors appointed Liore Alroy to assume the position of Chief Executive Officer of Net2Phone, Inc. on October 31, 2004, subject to final approval of Mr. Alroy’s employment agreement by the Compensation Committee of the company’s Board of Directors. In response to part (c)(3) of this Item 5.02, we stated in the Form 8-K that the material terms of Mr. Alroy's employment were unavailable and would be reported when finalized, as permitted by Instruction 2 to this Item 5.02. Mr. Alroy’s employment agreement has now been approved by the Compensation Committee and was finalized as of October 19, 2004. This Form 8-K/A is being filed to provide the required additional information.

The material terms of Mr. Alroy’s employment agreement are as follows:

The agreement is effective October 31, 2004 and has a three-year term, with a fixed annual salary of $250,000 for each year of the term. The agreement automatically renews for successive one-year periods unless Mr. Alroy or Net2Phone gives written notice to the contrary. Mr. Alroy has the right to a guaranteed annual bonus of one hundred percent of his annual salary, plus the opportunity to earn an additional discretionary bonus each year. Also pursuant to the agreement, on October 31, 2004, we will grant Mr. Alroy 800,000 stock options and 800,000 shares of restricted stock pursuant to our 1999 Amended and Restated Stock Option and Incentive Plan. The stock options will have a grant price equal to $3.45, which was the fair market value of our stock when the grant was approved by our Compensation Committee, and will vest over the three year term of the agreement, 33% on each anniversary of the effective date of the agreement. Similarly, the restrictions on the sale of the restricted stock will lapse over the three-year term of the agreement, 33% on each anniversary of the effective date of the agreement. Mr. Alroy will also be entitled to participate in all employee benefit plans and programs and receive a car allowance and other perquisites (including a $10,000 relocation allowance), in each case similar to those we offer to our other executive officers. Mr. Alroy is subject to our standard terms of employment, and a 12 month covenant not to compete after his termination.

The employment agreement provides for certain severance benefits to Mr. Alroy if, during the term of the agreement, we terminate his employment without “cause” or he terminates his employment for “good reason”. In such event, Mr. Alroy is entitled to receive his then current base salary and guaranteed and discretionary annual bonuses for a period of two years following termination, payable in accordance with our regular payroll and bonus payment dates. In addition, he is entitled to (1) a lump-sum cash payment equal to the sum of his earned but unpaid base salary through the date of termination, any earned but unpaid annual bonus and any unreimbursed business expenses or other amounts due, (2) a lump-sum cash payment equal to a pro rata portion of his annual bonus for any partial year of service through the date of termination and (3) medical, dental, disability, life insurance and other fringe benefits for the two-year period following the date of termination. In addition, all of Mr. Alroy’s then unvested options, restricted stock awards or other equity awards will immediately vest and become exercisable and the expiration date of such options will be extended until the second anniversary date of the date of termination.

In the event of a termination of Mr. Alroy’s employment agreement by us for “cause” or by Mr. Alroy without “good reason,” Mr. Alroy is entitled to receive the salary, bonus and equity rights, and reimbursement of expenses, that have accrued up to the date of termination.

This description of Mr. Alroy's employment agreement is qualified in its entirety by reference to the full text of the employment agreement attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document

99.1	Employment Agreement, dated October 19, 2004, between Net2Phone, Inc. and Liore Alroy.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: October 22, 2004

NET2PHONE, INC.

/s/ Stephen M. Greenberg

By:	Stephen Greenberg
Its:	Chief Executive Officer